UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2017

HELIOS AND MATHESON ANALYTICS INC.

(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-22945 (Commission File Number)	13-3169913 (IRS Employer Identification Number)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01     Entry into a Material Definitive Agreement.

On May 18, 2017, Helios and Matheson Analytics Inc. (the “Company”) entered into an Amended and Restated License Agreement (the “Agreement”) with Is It You Ltd., an Israeli company (“Licensor”), which is engaged in developing and marketing software that enables face recognition authentication and verification of users on mobile smartphones. Pursuant to the Agreement, the Company was granted a perpetual, non-transferable, non-sublicensable, non-exclusive right and license (a) to integrate the licensed software with the Company’s RedZone Map™ family of products, applications, and services (the “RedZone Apps”) to create integrated service offerings that integrate and/or incorporate the licensed software with the RedZone Apps (the “Integrated Offerings”); (b) to commercialize, distribute, and sell the Integrated Offerings to customers worldwide; (c) to use the licensed software internally to create a non-commercial lab/testing environment; and (d) to use the licensed software to provide maintenance and support services to customers of the Integrated Offerings.

Pursuant to the Agreement, Licensor agreed to not license, sell or transfer the licensed software to any third party that wishes to integrate the licensed software with applications that compete with the Company’s Integrated Offerings relating to crime and terrorism mapping applications.

In consideration of the license, the Company shall pay Licensor a one-time license fee in the amount of $** (the “License Fee”) for up to 1.6 million end-user licenses (the “License Fee”). In addition, (i) in the event that the Company exceeds 1.6 million users of the Integrated Offerings, it shall pay Licensor an additional one-time license fee of $** for up to an aggregate of 20 million end-user licenses; (ii) in the event that the Company exceeds 20 million users of the Integrated Offerings, it shall pay Licensor an additional one-time license fee of $** for up to an aggregate of 100 million end-user licenses; and (iii) in the event the Company exceeds 100 million users of the Integrated Offerings, it will negotiate with Licensor the additional compensation to be paid to Licensor.

Under the Agreement, at no additional charge, Licensor will provide professional services for a 30-day period in connection with the installation, testing and integration of the licensed software. Licensor will also provide maintenance and support services for the licensed software, including providing updates and enhancements and assisting with identifying and correcting errors. The License Fee includes maintenance and support during the first year of the Agreement. Beginning with the first anniversary of delivery of the licensed software, the Company will pay Licensor an annual maintenance fee which shall be **.

The Agreement has an initial term of 5 years and shall be automatically renewed for additional one-year terms unless either party gives the other party 60 days advanced notice of termination prior to the expiration of the then-current term. Except for termination of the Agreement by Licensor for breach by the Company, notwithstanding any termination or expiration of the Agreement, (i) the perpetual license shall remain in effect; and (ii) the Company shall have the right to order and Licensor shall have the obligation to provide annual support services at the price set forth in the Agreement for up to 5 years from the effective date of termination. The Agreement may be terminated at any time by either party (i) if the other party materially breaches the Agreement and continues in such breach for 30 days after receiving notice from the non-breaching party; or (ii) for a period of 90 consecutive days, the other party is declared to be insolvent or is the subject of bankruptcy or liquidation proceedings, or has a receiver, judicial administrator or similar officer appointed over all or any material part of its assets, or any security holder or encumbrance lawfully takes possession of any property of or in possession of the other party, or if the other party ceases to carry on its business.

The Agreement also includes certain customary representations and warranties and indemnification obligations of each party.

The description of the Agreement herein is not complete and is qualified by the full text of such Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

** Information omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

On May 23, 2017, the Company issued a press release announcing its entry into the Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Amended and Restated License Agreement by and between Helios & Matheson Analytics, Inc. and Is It You Ltd., dated May 18, 2017 (Portions of this exhibit were redacted pursuant to a confidentiality treatment request).*

99.1	Press Release dated as of May 23, 2017.**

* Filed herewith.

** Furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2017

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
Theodore Farnsworth, Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1

Amended and Restated License Agreement by and between Helios & Matheson Analytics, Inc. and Is It You Ltd., dated May 18, 2017 (Portions of this exhibit were redacted pursuant to a confidentiality treatment request).*

99.1	Press Release dated as of May 23, 2017.**

* Filed herewith.

** Furnished herewith